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                                                Exhibit 24.0

Consent of Independent Certified Public Accountants


We have issued our reports dated May 2, 1997, accompanying the financial statements of e-Net, Inc. as of March 31, 1997 and 1996, and for the year ended March 31, 1997, and the period from the beginning of operations (June 8, 1995) to March 31, 1996, contained in the Registration Statement and Prospectus. We consent to the use for the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption "Experts."

                                                       Grant Thornton LLP

Vienna Virginia
April 27, 1998